Exhibit 10.18

SUBLEASE

This Sublease (“Sublease”), dated for reference purposes only May 18, 2004, is entered into by and between Pfizer Inc, a Delaware corporation (“Sublandlord”), and Accelrys, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.            Sublandlord leases certain premises consisting of approximately 61,211 square feet of rentable area (the “Premises”) commonly known as Floors 4 through 6 in the building commonly known and addressed as 10188 Telesis Court, San Diego, CA 92121 (the “Building”), pursuant to that certain Lease between Sublandlord, as tenant, and LNR Seaview, Inc., a California corporation, as landlord (“Master Landlord”), dated as of December 21, 2001 (the “Master Lease”).  A true and complete copy of the Master Lease is attached as Exhibit A to this Sublease and incorporated by this reference, and the Premises are depicted on Exhibit B to the Master Lease.  Capitalized terms herein not otherwise defined herein shall have the same meanings as provided in the Master Lease.

B.            Sublandlord desires to sublease the Premises to Subtenant, and Subtenant desires to sublease the Premises from Sublandlord, upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

Agreement

1.             Premises.  Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby takes and hires the Premises from Sublandlord, on and subject to the terms, covenants and conditions set forth in this Sublease.

2.             Term.

(a)           The term of this Sublease (the “Sublease Term”) shall commence on September 1, 2004 (the “Commencement Date”).  Conditioned upon its receipt of Master Landlord’s consent to this Sublease pursuant to Section 12 below, and subject to compliance with all of the requirements set forth in this Sublease, including but not limited to obtaining any required consent from Landlord and Sublandlord to any proposed alterations and providing both Landlord and Sublandlord with any required notice and documentation with respect to any alterations, Subtenant shall have the right to enter the Premises prior to the Commencement Date to take reasonable preparatory measures for its occupancy of the Premises, including, without limitation, the installation of its tenant improvements, trade fixtures, furnishings, telephone and computer equipment.  Such entry shall be subject to all of the terms and conditions of this Sublease, including but not limited to insurance and indemnity obligations, except that such entry shall not have any affect upon the Minimum Rent Commencement Date, which shall remain January 1, 2007.  The term of this Sublease shall expire, unless sooner terminated pursuant to the provisions set forth herein, on July 31, 2013 (the “Expiration Date”).

(b)           If for any reason Sublandlord cannot deliver possession of the Premises to Subtenant by the Commencement Date, Sublandlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder (except as hereinafter provided) or extend the Sublease Term, but in such case Subtenant shall not be obligated to pay Rent until possession of the Premises is tendered to Subtenant.  Notwithstanding the foregoing, if, as a result of any act or omission of Sublandlord (and not as the result of any delay on the part of Master Landlord or Subtenant), Sublandlord is unable to deliver possession of the Premises on or before the Commencement Date, Subtenant shall have the right to terminate this Sublease by delivering written notice thereof to Sublandlord on or before October 1, 2004.  If Subtenant so terminates this Sublease, Sublandlord shall refund to Subtenant the “LOC” (as hereinafter defined) and the parties thereupon shall be released from all further liability under this Sublease.  Unless exercised prior thereto, Subtenant’s right of termination hereunder shall expire upon delivery of the Premises to Subtenant.

(c)           The Sublease Term shall end on the Expiration Date; provided, however, that subject to Section 7 below, the Sublease Term shall terminate earlier in the event of the earlier termination of the Master Lease for any cause whatsoever.  In addition, this Sublease may terminate prior to the Expiration Date as the result of a default by Subtenant under the terms of this Sublease.

3.             Rent.

(a)           The rent payable by Subtenant for the Premises shall consist of basic rent (“Basic Rent”) plus certain additional rental (“Additional Rent”), all as provided below in Sections 3(b), 3(c), 3(d) and 3(e).  Basic Rent, Additional Rent, and any other charges due under this Sublease are hereinafter referred to collectively as “Rent.”  All Rent shall be paid to Sublandlord at the address specified for Sublandlord below, or to such other person or to such other place as Sublandlord may from time to time designate in writing.

(b)           Subtenant shall pay to Sublandlord in advance, on or before the first day of each month of the Sublease Term, without prior notice, demand, deduction or offset, monthly Basic Rent in the following amounts, and at the following times:

Basic Rent per
Month(s)	rentable square foot per month
From the Commencement
Date through 12/31/06	Basic Rent Abatement Period*
1/1/07 — 6/30/07	$2.53
7/1/07 — 6/30/08	$2.60
7/1/08 — 6/30/09	$2.68
7/1/09 — 6/30/10	$2.76
7/1/10 — 6/30/11	$2.84
7/1/11 — 6/30/12	$2.92
7/1/12 — 7/31/13	$3.01

•                  “Direct Expenses” (as defined in the Master Lease) and all other Additional Rent shall be payable during the Basic Rent Abatement Period and shall not be abated or forgiven during the Basic Rent Abatement Period.

•                  The “Minimum Rent Commencement Date” shall be January 1, 2007.

If the Minimum Rent Commencement Date is a day other than the first day of a calendar month, the Basic Rent for the month in which the Minimum Rent Commencement Date occurs will be prorated (based on a thirty (30) day month) and such prorated Basic Rent shall be paid by Subtenant on the Minimum Rent Commencement Date.

(c)           The Master Lease requires Sublandlord to pay to Master Landlord amounts representing “Tenant’s Share of Direct Expenses” (consisting of the sum of Operating Expenses and Tax Expenses).  Subtenant shall pay to Sublandlord, as Additional Rent, all Direct Expenses due and payable under the Master Lease at the same time and in the same manner as the Direct Expenses become due under the Master Lease.  The current monthly estimated Direct Expenses are subject to reconciliation and adjustment as provided in the Master Lease.  Neither Direct Expenses, nor any other Additional Rent, including but not limited to utility charges, shall be abated during the Basic Rent Abatement Period.  Notwithstanding anything to the contrary contained in this Sublease (including but not limited to the September 1, 2004 Commencement Date), Subtenant’s obligation to pay Direct Expenses shall commence on the date Sublandlord delivers possession of the Premises to Subtenant; but in all events not later than July 1, 2004.

(d)           Subtenant also shall pay, as Additional Rent, (i) all charges as may be imposed by Master Landlord after the Commencement Date for parking, access cards, overtime or excess supply or consumption of heating, ventilating, air conditioning, electricity, lighting, janitorial or other utilities or services to the Premises, regardless of whether such service is separately metered or estimated by Master Landlord, and (ii) such other charges as may be imposed by Master Landlord upon Sublandlord under the Master Lease.

(e)           So long as Subtenant is not in default of obligations under this Sublease beyond any applicable notice and cure period, Sublandlord shall pay the amounts required to be paid under the Master Lease (collectively, “Underlying Rent”) on or before such amounts become due and payable thereunder.  If Sublandlord fails to make any payment of Underlying Rent as and when required under the Master Lease, Subtenant shall have the right, but not the obligation, to make such payments on behalf of Sublandlord, in which event Subtenant shall have the right to offset any amounts so paid against Rent thereafter payable under this Sublease.  Neither Sublandlord nor Subtenant shall be liable to the other arising out of or in connection with this Sublease for consequential damages, including but not limited to business interruption or lost profits.

(f)            In the event of any casualty or condemnation affecting the Premises, Basic Rent shall be proportionately abated, but only as to the portion of the Premises damaged or taken, and only to the extent that Underlying Rent payable under the Master Lease is abated.  Subtenant shall have no right to terminate this Sublease in connection with any casualty or condemnation except to the extent the Master Lease also is terminated by Landlord or Sublandlord as to the Premises or any portion thereof.

(g)           In addition to the payment of interest as set forth in the preceding subparagraph, if any rent is not paid when due, Subtenant shall be responsible for the payment of late charges incurred by Sublandlord pursuant to the provisions of Section 23.7 of the Master Lease and interest for which Sublandlord is responsible pursuant to the provisions of the Master Lease.

(h)           The parties hereby acknowledge that the expiration date of the Master Lease is July 31, 2013, and that it is therefore critical that Subtenant surrender the Premises to Sublandlord not later than the Expiration Date in accordance with terms hereof.  In the event that Subtenant does not surrender the Premises by the Expiration Date in accordance with terms hereof, Subtenant shall indemnify, defend, protect and hold harmless Sublandlord from and against all loss and liability resulting from Subtenant’s delay in surrendering the Premises including the holdover provisions of Section 9.2 of the Master Lease.

(i)            All amounts required to be paid by Subtenant to Sublandlord or to any other person or entity, pursuant to this Sublease, other than Basic Rent, shall be deemed to be Additional Rent.  All Basic Rent and Additional Rent shall be collectively referred to as “Rent”.

4.             As-Is; Personal Property Transfer.  Sublandlord represents and warrants to Subtenant, to its actual knowledge without any duty of inquiry or investigation, that Sublandlord’s previous use of the Premise was limited to office and ancillary uses, and that Sublandlord has no actual knowledge, without any duty of inquiry or investigation, of any material failure of the Premises to comply with any applicable law.  Sublandlord subleases the Premises to Subtenant strictly in their present “as-is”, “where-is” and “with all faults” condition, and Subtenant by acceptance of possession of the Premises, acknowledges the same to be in good order and repair and in a tenantable condition.  Sublandlord shall not have any obligation to remove, replace or modify any existing signage on or relating to the Premises.  Sublandlord will deliver possession of the Premises together with a quitclaim bill of sale transferring all the audio-visual equipment, plasma televisions and other personal property located in the Premises listed on Exhibit B (the “Personal Property”) to Subtenant.  Sublandlord makes no representations whatsoever regarding the condition, quality, functionality or operational ability of any of the Personal Property.

5.             Master Lease.  This Sublease is and shall at all times remain subject and subordinate to all of the terms, covenants and conditions of the Master Lease, and Landlord shall have all rights in respect of the Master Lease and the Premises as set forth therein.  Except for payments of Underlying Rent and except as otherwise provided in Section 6 hereof, Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations under the Master Lease (collectively, the “Assumed Obligations”), which accrue during the Sublease Term.

6.             Incorporation of Master Lease.

(a)           Subject to the exclusions, limitations and modifications set forth in this Sublease, the terms, covenants and conditions of the Master Lease are incorporated in this Sublease by reference so that, except to the extent that they are excluded, limited or otherwise modified by the provisions of this Sublease, each and every term, covenant and condition of the Master Lease binding on or inuring to the benefit of the Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Master Lease binding or inuring to the benefit of the Tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the word “Lease,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean this “Sublease.”  Subtenant represents that it has examined, read and is thoroughly familiar with the terms, covenants and conditions of the Master Lease, and Subtenant accepts those terms, covenants and conditions and obligations thereof which have been incorporated herein.

(b)           The following sections of the Master Lease are not incorporated as a part of this Sublease and are expressly excluded herefrom (except insofar as the same may be referenced elsewhere in this Sublease for purposes of identification or definition of certain matters): 1.2 of the Summary of Basic Lease Information and Definitions, 1.6 of the Summary of Basic Lease Information and Definitions, 1.7 of the Summary of Basic Lease Information and Definitions, 1.8 of the Summary of Basic Lease Information and Definitions, 1.13 of the Summary of Basic Lease Information and Definitions, 1.15 of the Summary of Basic Lease Information and Definitions, 1.18 of the Summary of Basic Lease Information and Definitions, 2.1, 2.2, 2.3, 3.1, 6.3 (d), 6.4, 9.2,

11.4, 23.6, 33.2, the existence and location of 20 covered reserved spaces for Expansion Space set forth on Exhibit A-1, Exhibit C, Exhibit D, Exhibit H, Extension Option Rider, Fair Market Rental Rate Rider, Expansion Option, Continuing Right of First Offer Rider No. 4 to Office Lease, and Options in General Rider No. 5 to Office Lease.

(c)           The following limitations shall apply to the interpretation and enforcement of the incorporated terms, covenants and conditions of the Master Lease:

(i)            The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) business days, so that in each instance Subtenant shall have three (3) business days less time to observe or perform hereunder than Sublandlord has as the tenant under the Master Lease, but in no event less than two (2) business days.

(ii)           Any non-liability, release, indemnity or hold harmless provision, and any provisions pertaining to waiver of subrogation rights and or the naming of a party under an insurance policy, in the Master Lease for the benefit of Master Landlord which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord and Master Landlord, for the purpose of incorporation by reference in this Sublease.

(iii)          Any right of the Master Landlord for access or inspection and any right of the Landlord under the Master Lease to do work in the Premises, the Building, the Project Common Areas, or elsewhere in the Project and any right of the Master Landlord in respect of rules and regulations, shall be deemed to inure to the benefit of Sublandlord and Master Landlord, for the purpose of incorporation by reference in this Sublease.

(iv)          If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.  If any incorporated provision of the Master Lease cross-references a provision of the Master Lease which is not incorporated in this Sublease, such cross-referenced Master Lease provision shall be disregarded except to the extent required for a fair and equitable interpretation of the incorporated Master Lease provision.

(v)           Any obligation of Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease shall be observed or performed by Sublandlord only by using reasonable good faith efforts to cause Master Landlord under the Master Lease to observe and/or perform the same, and Sublandlord shall have a reasonable time do so after written notice from Subtenant specifying with reasonable particularity the deficiency in Master Landlord’s performance under the Master Lease.  Sublandlord shall not be required to furnish, supply, install, maintain or repair anything, including but not limited to utilities or services under any provision of the Master Lease.  Subtenant shall not in any event have any rights in respect of the Premises greater than Sublandlord’s rights under the Master Lease, and notwithstanding any provision to the contrary, as to obligations that pertain to the Premises, Building, Project Common Areas, and Project and are part of this Sublease by the incorporation by reference of provisions of the Master Lease, Sublandlord shall not be required to make any payment or to perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligation to pay the Underlying Rent and to use reasonable good faith efforts, upon request of Subtenant, to cause Master Landlord to observe and/or perform Master Landlord’s obligations under the Master Lease.  Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building or the Project by Master Landlord but Subtenant shall be entitled to an abatement of Minimum Rent only to the extent Sublessor receives an abatement as a result of such interruption.  Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue interruption in access or services to, or failure to make repairs in or to, the Premises  or the Building or the Project.

(vi)          With respect to any approval or consent required to be obtained from Master Landlord under the Master Lease, such approval or consent must be obtained from both Master Landlord and Sublandlord.  Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if Master Landlord withholds Master Landlord’s approval or consent.

(d)           Subtenant shall fully perform all of the Assumed Obligations and shall indemnify, defend, protect, and hold harmless Sublandlord from any and all liability, damages, liabilities, claims proceedings, actions, demands and costs (including but not limited to reasonable attorneys’ fees) resulting, directly or indirectly, from Subtenant’s failure to perform the Assumed Obligations.

(e)           Without limiting the generality of the foregoing, for purposes of incorporating the terms, covenants and conditions of the Master Lease into this Sublease, the following provisions of the Master Lease are amended as follows:

(i)            Under Sections 11.2 and 18.1 of the Master Lease, Sublandlord shall only be required, after written request by Subtenant, to use its commercially reasonable efforts to cause Master Landlord to perform any repairs, maintenance or restoration called for thereunder.  If, after Sublessor has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Sublessee may by written notice to Sublandlord, request Sublessor to retain counsel (chosen by Sublessor) and to file a suit against Master Landlord to enforce Sublessor’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublessor shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublessor is not the prevailing party in such suit, shall be borne solely by Sublessee.  In addition, any damages payable by Sublessor in connection with any such suit shall be borne solely by Sublessee.  Sublessee shall indemnify, and hold harmless Sublessor from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublessor pursuant to this subparagraph.

(ii)           Under Section 16 of the Master Lease, Sublandlord shall only be required, after written request by Subtenant, to use its commercially reasonable efforts to cause Master Landlord to provide the utilities and services described in Section 16 of the Master Lease.  If, after Sublessor has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Sublessee may by written notice to Sublandlord, request Sublessor to retain counsel (chosen by Sublessor) and to file a suit against Master Landlord to enforce Sublessor’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublessor shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublessor is not the prevailing party in such suit, shall be borne solely by Sublessee.  In addition, any damages payable by Sublessor in connection with any such suit shall be borne solely by Sublessee.  Sublessee shall indemnify, and hold harmless Sublessor from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublessor pursuant to this subparagraph.

(iii)          Under Section 1.1 of the Summary of Basic Lease Information and Definitions of the Master Lease, Sublandlord’s notice address shall be as provided adjacent to Sublandlord’s signature below, or at such other address as Sublandlord may from time to time designate in writing; and Subtenant’s notice address shall be as provided adjacent to Subtenant’s signature below, provided that after Subtenant takes occupancy of the Premises, notices shall be sent to Subtenant at the address of the Premises.

(iv)          The rentable area of the Premises as specified in Recital A above is only an approximation and no variation between the amount so stated and the actual rentable area of the Premises shall alter the obligations of Sublandlord and Subtenant under this Sublease.

(v)           The names of the brokers set forth in Section 1.13 of the Summary of Basic Lease Information and Definitions set forth in the Master Lease shall be removed and replaced as follows:  Kevin Craven and Tom Mercer of Colliers International represent Sublandlord and Greg Lozier of CB Richard Ellis represents Subtenant.

(vi)          Both Sublandlord and Master Landlord shall have the rights of the “Landlord” set forth in Section 9.1 of the Master Lease.

(vii)         Notwithstanding Sections 14.4 and 14.8 of the Master Lease, Sublandlord shall be entitled to 100% of any excess consideration in lieu of 50% of any excess consideration, with the understanding that Sublandlord will pay 50% thereof to Master Landlord in satisfaction of its obligation to do so under Section 14.8 of the Master Lease.

(viii)        The Base Year, as defined in Section 1.10 of the Summary of Basic Lease Information and Definitions set forth in the Master Lease, shall be the period from June 10, 2002 through June 9, 2003.

(ix)           Only the Master Landlord, and not the Sublandlord, shall carry the insurance described in Section 21 of the Master Lease.  Sublandlord shall only be required, after written request by Subtenant, to use its best efforts to cause Master Landlord to maintain the insurance described in Section 21 of the Master Lease.  If, after Sublessor has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Sublessee may by written notice to Sublandlord, request Sublessor to retain counsel (chosen by Sublessor) and to file a suit against Master Landlord to enforce Sublessor’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublessor shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublessor is not the prevailing party in such suit, shall be borne solely by Sublessee.  In addition, any damages payable by Sublessor in connection with any such suit shall be borne solely by Sublessee.  Sublessee shall indemnify, and hold harmless Sublessor from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublessor pursuant to this subparagraph.

(x)            Subtenant shall, at its sole cost and within the time period required by Section 12.2 of the Master Lease, remove any and all Tenant Changes Subtenant installed to the extent Master Landlord requires the removal of Tenant Changes installed by Subtenant.  Subtenant shall not be required to remove any Tenant Changes installed by Sublandlord.

(xi)           Under Section 12.1(d) of the Master Lease, Subtenant shall be required to pay only the reasonable costs of both Sublandlord’s and Landlord’s engineers and other third-party consultants; provided, however, that Subtenant shall not be obligated to reimburse Sublandlord for Sublandlord’s consulting costs incurred in connection with Subtenant’s initial remodel of the Premises scheduled to be completed by September 1, 2004.

(xii)          With respect to the remedies available to Sublandlord upon a default under this Sublease by Subtenant, any agreement by Sublandlord for free or abated Rent, the TI Allowance, or any other cash or in kind bonus, inducement or consideration to Subtenant entering into this Sublease (“Inducement Provisions”) shall be conditioned upon Subtenant’s full and faithful performance of all of the terms of this Sublease.  Upon the occurrence of a default by Subtenant under this Sublease, which continues beyond any applicable notice and cure period, all Inducement Provisions shall be deemed automatically deleted from this Sublease, and of no further force and effect and any Rent abatement, TI Allowance or other bonus, inducement or consideration theretofore abated or give or paid by Sublandlord to Subtenant shall become immediately due and payable to Sublandlord as Additional Rent due under this Sublease.

(xiii)         Subtenant shall not be entitled to any abatement of Rent under Section 18.3 of the Master Lease unless Sublandlord receives a corresponding abatement from Master Landlord.

(xiv)        Sublandlord shall not have any obligation to pay for any of Subtenant’s accounting/audit fees or costs in the event that the conditions for payment of such costs by the Master Landlord, which are described in Section 4.5 of the Master Lease, are satisfied.

                                (xv)         Subtenant shall not have any right to install any Signage pursuant to Section 6.3 of the Master Lease without obtaining Master Landlord’s prior written approval.  Neither Master Landlord nor Sublandlord shall have any obligation to pay for any Signage.

(f)            Unless Subtenant is a publicly traded entity, Subtenant covenants to keep the terms of the Master Lease confidential and to refrain from disclosing any of the terms of the Master Lease to any person or entity other than its attorneys, accountants and lenders who have agreed to keep such terms confidential.

(g)           Subtenant shall indemnify, hold harmless, protect and defend Sublandlord from and against any loss, damage or injury, including, without limitation, reasonable attorneys’ fees, and/or any amounts assessed against Sublandlord by Master Landlord under the Master Lease on account of any action or omission by Subtenant that shall give rise to a default or potential default under the Master Lease, which Sublandlord may suffer or incur under the Master Lease as the result of any breach by Subtenant of its obligations under this Sublease, including, without limitation, any provisions of the Master Lease that are incorporated herein.  Subtenant’s obligations hereunder shall survive the termination of this Sublease.  Notwithstanding any other provisions of this Sublease to the contrary, in the event of a breach of this Sublease that may cause an event of default to occur under the Master Lease, Sublandlord may, in addition to all other remedies granted to Sublandlord hereunder, at Subtenant’s expense and after notice to Subtenant, take such action as may reasonably be required to prevent such matter from maturing into an incurable event of default under the Master Lease, and Subtenant shall pay such expenses to Sublandlord, together with expenses of collection, within five (5) days after demand by Sublandlord.

(h)           Sublandlord’s Obligations.  Except as expressly otherwise provided herein, Sublandlord shall have no obligations to Subtenant with respect to the Premises or the performance by Master Landlord of any obligations of Master Landlord under the Master Lease.

7.             Early Termination of Master Lease; No Modification.  Sublandlord shall not be entitled to enter into a voluntary termination or modification of the Master Lease absent an express right to terminate set forth in the Master Lease, without the express prior written consent of Subtenant.  Notwithstanding anything to the contrary in the preceding sentence, Sublandlord shall be able to freely exercise the termination rights set forth in Section 18 and 19 of the Master Lease without the necessity of obtaining any consent or approval from Subtenant.  If, without the fault of Sublandlord the Master Lease should terminate prior to the expiration of the Sublease Term, Sublandlord shall have no liability to Subtenant.  Where the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion without the necessity of obtaining any consent or approval from Subtenant.

8.             Consents Under Master Lease.  If Subtenant desires to take any action which requires the consent of Landlord pursuant to the terms of the Master Lease, including, without limitation, the making of any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Landlord has under the Master Lease, (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord (whose consent shall not be unreasonably withheld) and Landlord, and (c) Subtenant shall request that Sublandlord obtain Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent, unless Sublandlord and Landlord agree in writing that Subtenant may contact Landlord directly with respect to the specific action for which Landlord’s consent is required.  Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if Landlord withholds Landlord’s approval or consent.  Subtenant shall reimburse Sublandlord for all costs incurred by Sublandlord in processing any request by Subtenant for Landlord’s or Sublandlord’s consent.

9.             Letter of Credit.  Concurrently with the execution of this Sublease, Subtenant shall deliver to Sublandlord, and Subtenant shall cause to be in effect during the entire term of this Sublease, an unconditional, irrevocable letter of credit (the “LOC”), in the form attached hereto as Exhibit C, in the amount of Six Million Six Hundred Thirty-Two Thousand Eight Hundred Twenty-Three Dollars ($6,632,823).  The issuer of the LOC must operate at least one (1) retail branch in New York City.  The LOC shall permit partial draws and it shall permit multiple draws.  Notwithstanding the preceding sentence, if Subtenant is not then in default under this Sublease and has not previously been in default on two (2) or more occasions, the amount of the LOC may be reduced to Four Million Four Hundred Forty-Three Thousand Nine Hundred Ninety-Two Dollars ($4,443,992) concurrently with the fifth (5th) anniversary of the Commencement Date.  In addition, if Subtenant is not then in default under this Sublease and has not previously been in default on two (2) or more occasions, then the amount of LOC may be reduced to Two Million Nine Hundred Seventy-Seven Thousand Four Hundred Seventy-Four Dollars ($2,977,474) on the seventh (7th) anniversary of the Commencement Date.  Subtenant shall not have any right to mortgage, assign or encumber any interest in the LOC without the prior written consent of Sublandlord, which may be withheld in Sublandlord’s sole and absolute discretion.  Sublandlord shall have the right to transfer or mortgage its interest in this Sublease to any party and in such event, it shall have the right to concurrently transfer or assign its interest in the LOC.  Sublandlord shall hold the LOC as security for the performance of Subtenant’s obligations under this Sublease.  If Subtenant defaults on any provision of this Sublease, Sublandlord may, without prejudice to any other remedy it has, draw on that portion of the LOC necessary to (a) pay Basic Rent, Direct Expenses and all other Additional Rent in default under this Sublease, (b) pay or reimburse Sublandlord for any amount that Sublandlord may spend or become obligated to spend in exercising Sublandlord’s rights under this Sublease, and/or (c) compensate Sublandlord for any expense, loss, or damage that Sublandlord, acting in good faith, expects to suffer because of Subtenant’s default.  Any amount of the LOC that is drawn on by Sublandlord, but not applied by Sublandlord, shall be held by Sublandlord as a security deposit which may be drawn by Sublandlord upon Subtenant’s default under the Lease.  Sublandlord shall not be required to segregate any security deposit or to pay any interest on any security deposit.  If Sublandlord draws on any portion of the LOC and/or applies all or any portion of such draw, Subtenant shall, within five (5) business days after demand by Sublandlord reinstate the amount of the LOC to the full LOC amount required by the terms of this Section 9.  If Subtenant fails to renew or replace the LOC at least thirty (30) days before its expiration, such failure shall be deemed a default and Sublandlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

10.          No Third Party Rights.  Except as otherwise expressly provided herein, the benefit of the provisions of this Sublease is limited to Sublandlord and Subtenant and to their successors and permitted assigns.  No third party shall be construed to have any rights as a third party beneficiary with respect to any of the provisions of this Sublease; provided, however, that Master Landlord shall be entitled to the benefit of (a) Subtenant’s assumption of the Assumed Obligations pursuant to Section 5 above and (b) Subtenant’s indemnities under this Sublease.

11.          Hazardous Materials.

(a)           Consent Required.  Subtenant shall not engage in any “Reportable Use” (defined below) either temporarily or permanently, of any “Hazardous Materials” (defined below) at, on, above or beneath the Premises or Building or Project (including without limitation through the sewer or other plumbing systems or emitted into the atmosphere), without, in each instance, first obtaining Sublandlord’s prior written consent, which consent may be withheld in Sublandlord’s sole discretion.  Any such use by Subtenant, whether with or without the express prior written consent of Sublandlord, shall be in compliance in a timely manner (at Subtenant’s sole cost and expense) with all “Environmental Laws” (defined below).  Notwithstanding the foregoing, Subtenant may, without Sublandlord’s prior consent, and in compliance with all Environmental Laws use reasonable quantities of any ordinary and customary materials reasonably required to be used by Subtenant for general offices uses, so long as such use complies with Section 6.4 of the Master Lease, is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Sublandlord or Master Landlord to any liability.  In addition, Sublandlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Materials by Subtenant upon Subtenant giving Sublandlord such additional assurances as Sublandlord deems necessary to protect itself, the public, the Premises and the environment against damage, contamination or injury and/or liability, including but not limited to the installation (and at Sublandlord’s option, removal on or before expiration or earlier termination of the Sublease Term) of reasonably necessary protective modifications to the Premises and/or the deposit of an additional letter of credit or a cash security deposit.

(b)           Subtenant’s Indemnities.  Subtenant shall indemnify, protect and hold Sublandlord and Sublandlord’s officers, directors, shareholders, employees, agents, attorneys, successors and assigns (the “Sublandlord Parties”) harmless from and, with counsel acceptable to Sublandlord, defend Sublandlord and Sublandlord’s Parties against any loss, cost, expense, claim, judgment, penalty, fine, or diminution in value of the Premises, Building, or the Project and damages incurred, including but not limited to reasonable attorneys’, consultant’s and expert’s fees and costs, which in any manner arise from or with respect to: (i) Subtenant’s use, treatment, storage or disposal of Hazardous Materials or (ii) any use, treatment, release, storage or disposal of Hazardous Materials on, in, or under the Premises during the term of this Sublease unless, in either case, the same arises from the gross negligence or willful misconduct of Sublandlord or Master Landlord.  Such indemnification includes all costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work and the effects of any contamination or injury to person, property or the environment caused or necessitated by the presence of such Hazardous Materials and shall survive the expiration or earlier termination of this Sublease.

(c)           Duty to Inform Sublandlord.  If Subtenant knows, or has reasonable cause to believe, that a Hazardous Material has come to be located in, on, under or about the Premises, Subtenant shall immediately give Sublandlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Material, including all such documents as may be involved in any Reportable Use involving the Premises.

(d)           Duty to Inform Subtenant.  If Sublandlord knows, or has reasonable cause to believe, that a Hazardous Material has come to be located in, on, under or about the Premises, Sublandlord shall immediately give Subtenant written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Material, including all such documents as may be involved in any Reportable Use involving the Premises.

(e)           Sublandlord’s Indemnities.  Sublandlord shall indemnify, protect and hold Subtenant and Subtenant’s officers, directors, shareholders, employees, agents, attorneys, successors and assigns (the “Subtenant Parties”) harmless from and, with counsel acceptable to Subtenant, defend Subtenant and Subtenant’s Parties against any loss, cost, expense, claim, judgment, penalty, fine, or damages incurred, including but not limited to reasonable attorneys’, consultant’s and expert’s fees and costs, which in any manner arise from or with respect to Sublandlord’s use, treatment, storage or disposal of Hazardous Materials on, in, or under the Premises prior to the term of this Sublease.  Such indemnification includes all costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work and the effects of any contamination or injury to person, property or the environment caused or necessitated by the presence of such Hazardous Materials and shall survive the expiration or earlier termination of this Sublease.

(f)            Definitions. As used in this Section 11, the following terms shall have the following definitions:

(i)            “Reportable Use” shall mean (a) the installation or use of any above or below ground storage tank, (b) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, or (c) the presence in, on or about the Building or Project of Hazardous Materials with respect to which any Environmental Laws require that a notice be given to persons entering or occupying the Premises, the Building or neighboring properties.

(ii)           “Environmental Law(s)”  shall mean any applicable present and/or future federal, state or local laws (whether by common law, statute, rule, regulation, plan decree, demand letter, order, directive or otherwise) pertaining to Hazardous Materials, environmental contamination, pollution, waste disposal, industrial hygiene, land use or the protection of human or animal health or welfare, including, without limitation, those related to any release or threatened release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials.

(iii)          “Hazardous Material(s)” shall mean any of the following:  (a) any product, substance, chemical, material or waste (a “Substance”) defined as “extremely hazardous substances,” “hazardous substances,” “hazardous materials,” “hazardous waste,” or “toxic substances” in any Environmental Law; (b) any Substance that is now or may become regulated or governed by any Environmental Law; (c) any Substance, the presence of which requires investigation or remediation under any Environmental Law; (d) any Substance which is or contains asbestos or petroleum, hydrocarbons (including, without limitation, gasoline, diesel fuel or oil) or any of their by-products; and (e) any Substance which, either by itself or in combination with other

Substances, contains any properties of ignitability, corrosivity, reactivity, toxicity, radioactivity, carcinogenicity or reproductive toxicity or is potentially injurious to public health, safety or welfare or the environment.

12.          Master Landlord’s Consent to Sublease.  This Sublease is subject to the consent of the Master Landlord, which consent shall be evidenced by the Consent to Sublease in the form attached hereto as Exhibit D or such other form as may be acceptable to Master Landlord, Sublandlord, and Subtenant.  Sublandlord agrees to use commercially reasonable efforts to obtain the consent of Master Landlord to this Sublease as soon as reasonably possible following execution of this Sublease by Subtenant and Sublandlord.  In the event that Master Landlord’s consent is not obtained within forty-five (45) days following the submittal of this Sublease by Sublandlord to Master Landlord for consent, either party hereto shall thereafter have the right to terminate this Sublease by providing written notice of termination to the other party hereto.  Such termination right shall expire on the date on which the Master Landlord’s consent is received by such party.  For purposes of this paragraph, Master Landlord’s consent shall be deemed to have been given as of the date when Master Landlord’s unconditional consent to this Sublease has been obtained, or, in the event such consent is conditional, the date upon which such conditions have been fully satisfied or waived by Master Landlord.  Subtenant shall pay any and all fees charged by Master Landlord in connection with seeking its consent to this Sublease.

13.          [Intentionally Omitted]

14.          Conditions Precedent.  This Sublease and Sublandlord’s and Subtenant’s rights and obligations hereunder are conditioned upon Master Landlord executing a Consent (pursuant to Section 12 above).

15.          Authority to Execute.

(a)           A Subtenant and the persons and/or entities executing this Sublease on behalf of Subtenant represent and warrant that: (a) Subtenant is a duly organized and existing Delaware corporation, and is qualified to do business in California, (b) such persons or entities executing this Sublease are duly authorized to execute and deliver this Sublease on Subtenant’s behalf in accordance with a duly adopted resolution of Subtenant’s board of directors and the Subtenant’s bylaws and (c) this Sublease is binding upon Subtenant in accordance with its  terms.  Concurrently with Subtenant’s execution and delivery of this Sublease to Sublandlord and/or at any time during the Term within ten (10) days of Sublandlord’s request, Subtenant shall provide to Sublandlord a copy of any documents reasonably requested by Sublandlord evidencing such qualification, organization, existence and authorization.

(b)           B Sublandlord and the persons and/or entities executing this Sublease on behalf of Sublandlord represent and warrant that: (a) Sublandlord is a duly organized and existing Delaware corporation, and is qualified to do business in California, (b) such persons or entities executing this Sublease are duly authorized to execute and deliver this Sublease on Sublandlord’s behalf in accordance with a duly adopted resolution of Sublandlord’s board of directors and the Sublandlord’s bylaws and (c) this Sublease is binding upon Sublandlord in accordance with its  terms.

16.          No Option to Extend.  Subtenant shall not have any option to renew or extend the term of this Sublease.

17.          Existing Accelrys Lease Revenue Recovery.  Subtenant is currently the tenant of those certain premises commonly known as 9685 and 9725 Scranton Road, San Diego (the “Existing Premises”) pursuant to that certain Office Building Lease dated October 23, 1998, entered into by and between San Diego Tech Center, LLC, as Landlord, and Molecular Simulations, Inc., as Tenant (the “Existing Lease”).  Tenant represents and warrants to Landlord that: (i) Tenant is the successor “Tenant” under the Existing Lease and (ii) there is no tenant improvement allowance or other similar amount owed to Tenant under the Existing Lease.  Subtenant shall use its commercially reasonable efforts to maximize the “Revenues” (as hereinafter defined) generated by a sublease of all or any portion of the Existing Premises, an assignment of Subtenant’s interest in the Existing Lease, an early termination of the Existing Lease, or any equivalent transaction.  One-half of all Revenues obtained by Subtenant from a sublease of all or any portion of the Existing Premises, an assignment of Subtenant’s interest in the Existing Lease, an early termination of the Existing Lease, or any equivalent transaction shall be paid to Sublandlord within thirty (30) days after receipt.  With respect to either a sublease of the Existing Premises or an assignment of Subtenant’s interest in the Existing Lease, Revenues shall mean all consideration received by Subtenant from either a subtenant of the Existing Premises or an assignee of the Existing Lease less (a) reasonable brokerage commissions paid to third party brokers and (b) reasonable sums paid to third parties to modify or improve the Existing Premises for occupancy by a third party Subtenant or third party assignee, (c) reasonable sums paid to a third party assignee or third party subtenant as a tenant improvement allowance, and (d) reasonable third-party attorneys fees.  As used in the preceding sentence, a third party shall not include any affiliate of Subtenant.  With respect to an early termination of the Existing Lease, Revenues shall mean the difference between (a) the present value of all Rent and Additional Charges, including but not limited to Building Expenses, Project Expenses, and Real Estate Taxes due under the Existing Lease from the Commencement Date of the Sublease until the end of the term of the Existing Lease and (b)  any termination or equivalent fee or other amount in the nature of a termination fee paid to the Master Landlord of the Existing Lease.  As used in the preceding sentence, present value shall be calculated using a 5% per annum discount rate.  Sublandlord shall have the right to review and audit all of Subtenant’s records regarding: (a) any Revenues obtained in connection with the Existing Premises and (b) Subtenant’s efforts to sublease the Existing Premises, assign the Existing Lease, or terminate the Existing Lease.  If an audit by Sublandlord discloses that Revenues were underreported by more than five percent (5%), then Subtenant shall reimburse Sublandlord for the cost of Sublandlord’s audit.

18.          Tenant Improvement Allowance.  Subtenant shall be entitled to a relocation/tenant improvement allowance of up to $1,500,000 (the ”TI Allowance”).  The TI Allowance shall be used solely for reimbursement of the following reasonable third-

party, out-of-pocket costs incurred by Subtenant on or before Commencement Date in connection with remodeling the Premises (the “TI Expenses”):

(a)           Construction costs;

(b)           Space planning, design, architectural and engineering fees;

(c)           Legal fees, permit fees and the cost of installing signage;

(d)           Project management fees, including but not limited to fees paid to a third-party construction manager, so long as the total of project management fees does not exceed four percent (4%) of the reasonable third-party out-of-pocket construction costs incurred to remodel the Premises;

(e)           The cost of moving from the Existing Premises into the Premises;

(f)            The cost of installing telecommunications cabling and related equipment, including but not limited to telephone, data and security systems; and

(g)           The cost of purchasing furniture, fixtures and equipment which shall be permanently located in the Premises.

Nothing in the preceding sentence shall be construed to provide Subtenant with any right to make alterations to the Premises, including but not limited to the modification or installation of signage, other than in accordance with the provisions of this Sublease.  The TI Allowance shall be disbursed, on a monthly basis, as reimbursement to Subtenant for the Subtenant’s payment of TI Expenses.  All applications for reimbursement of TI Expenses shall be submitted to Sublandlord or on before the two month anniversary of the Commencement Date.  Sublandlord shall have no obligation to consider or process any application for TI expenses which is not timely received.  Each application for TI Expenses submitted to Sublandlord shall consist of: (a) a statement signed by an officer of Subtenant, certifying that Subtenant has incurred and paid for the TI Expense for which the Subtenant is seeking reimbursement and that the TI Expense qualifies under the definition of TI Expenses set forth in this Sublease, (b) with respect to all amounts paid as reimbursement for any contractor, subcontractor or materialman who provided services or materials to the Premises, unconditional lien releases in the statutory form and (c) prior to the final payment of TI Expenses: (1) a copy of a certificate of occupancy (or equivalent), together with all other governmental permits necessary for Subtenant to conduct its operation at Premises and (2) four sets of “as-built” drawings showing the improvements to the Premises made by Subtenant.  If Subtenant commits a default under the terms of this Sublease, then Sublandlord shall have not have any obligation to reimburse Subtenant for any TI Expenses unless and until such default has been cured.  If a material default is not cured by Subtenant within three (3) months after it occurs, then Subtenant’s right to receive any reimbursement for unpaid TI Expenses shall terminate.  If any portion of the TI Allowance is not used as set forth herein for the payment of the TI Expenses, then it may not be used by a Subtenant as a credit against Basic Rent, Direct Expenses or any other Additional Rent owed under this Sublease and instead, it shall be retained by Sublandlord.  Sublandlord shall have the right, within three (3) years of its receipt of all applicable documentation, to review and audit Subtenant’s records relating to the remodeling of the Premises and the use of the TI Allowance.  If an audit by Sublandlord discloses a discrepancy of more than five percent (5%) with respect to an amount reported to Sublandlord by Subtenant, then Subtenant shall reimburse Sublandlord for the cost of Sublandlord’s audit.

19.          Counterparts.  This Sublease may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

20.          Capitalized Terms.  All terms which are capitalized herein but not defined herein shall have the meanings assigned to them in the Master Lease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD:	SUBTENANT:

PFIZER INC,	ACCELRYS, INC.,
a Delaware corporation	a Delaware corporation

By:	By:
Its:	Its:

Address:	By:
Its:
10777 Science Center Drive
San Diego, California 92121	Address:
Attn: Operations Department,	Prior to Commencement Date:
Real Estate Management
9688 Scranton Road
With a copy to:	San Diego, California 92121

10777 Science Center Drive	Address:
San Diego, California 92121
Attn: Operations Department,	After Commencement Date:
Legal Department: Assistant General Counsel
9688 Scranton Road
San Diego, California 92121

With a copy to:

10188 Telesis Court
San Diego, CA 92121

EXHIBIT A

[MASTER LEASE]

Exhibit A

1

EXHIBIT B

PERSONAL PROPERTY

Quantity	Item	make
4	refrigerators - black	Amana
4	dishwashers - black	unk
4	microwaves	unk
2	icemakers	unk
51	admin station	Kimball
46	L shaped desk	Kimball
84	U shaped desks	Kimball
1	36 x 60 desk no return	Kimball
145	desk chair	unk
212	side chairs	Kimball
194	conference chairs	Kimball
150	wood bookcases	Kimball
70	2 dr file cabinet	Harper’s
55	5 drawer file cabinet	Harper’s
13	3 drawer file cabinet	Harper’s
4	metal storage cabinet	Holga
7	84 inch library shelving	Kimball
2	48x168 conference table - oval	Kimball
2	48 x 120 conference table -square	Kimball
55	black stacking chairs	Kimball
27	rectangle wood training tables	Kimball
63	upholstered stacking chairs	Kimball
2	wooden podiums	Kimball
1	48 x 192 foot conference table oval	Kimball
36	42 inch wood round table	Kimball
2	4 drawer file cabinets	Harper’s
6	upholstered bar heights stools	Kimball
12	tall metal bookcase	Kimball
10	lounge chairs	Kimball
4	occasional side tables	Kimball
2	bar height 24 inch tables	Kimball
2	30x60 work tables	Kimball
9	120 inch electronic projection screen	unk
1	61 inch plasma screen	NEC
3	DVD players	Pioneer
3	VHS VCR	JVC
3	ceiling mounted LCD projectors	Sanyo
3	wireless microphone systems	Shure
12	ceiling mounted speakers	SoundAdvance

Exhibit B

1

Seaview Phone Switch Inventory

4th Floor MDF 4.1

1 EPN (Expansion Port Network)

1 DS1 Converter Circuit Pack

1 Maintenance Circuit Pack

1 Tone Clock Circuit Pack

9 Digital Circuit Packs (16 Port)

1 Analog Circuit Pack (16 Port)

1 CO Trunk Circuit Pack

4 CSU Modules (with Power Supply)

5 110 Punch-down blocks (Mounted on wall)

2 Wire spools (yellow/blue - white/blue)

Seaview Network Inventory

4th Floor MDF 4.1

Cisco 6509 switch with the following equipment:

WS-C6509	x1
WS-CAC-2500W	x2
WS-X6K-SUP2-2GE	x1
WS-X6416-GBIC	x1
WS-X6348-RJ-45	x1
WS-X6348-RJ-21	x3

5th Floor IDF 5.1

Cisco 6509 Switch with the following equipment:

WS-C6509	x1
WS-CAC-2500W	x2
WS-X6K-SUP1A-2GE	x1
WS-X6348-RJ-21	x2

Exhibit B

2

6th Floor IDF 6.1

Cisco 6509 Switch with the following equipment:

WS-C6509	x1
WS-CAC-2500W	x2
WS-X6K-SUP1A-2GE	x1
WS-X6348-RJ-21	x2

Exhibit B

3

EXHIBIT C

                , 2004

Our Irrevocable Standby

Letter of Credit No.

Pfizer Inc (“Beneficiary”)

235 East 42nd Street

New York, NY 10017-5755

Gentlemen:

1.             By order of our client, Accelrys, Inc. (“Applicant”), we hereby establish in Beneficiary’s favor our unconditional Irrevocable Standby Letter of Credit No.               in the amount of $                  (                                                   U.S. DOLLARS), for the account of Beneficiary, which is available for payment upon presentation of Beneficiary’s draft(s) at sight on us, accompanied by:

•                                          A statement purportedly signed by an officer of Beneficiary, certifying as follows:  “We hereby certify that the draft amount is due in accordance with the terms and conditions of the Sublease dated May 18, 2004, executed by Pfizer Inc, and Accelrys, Inc., as subsequently assigned and amended, (the “Lease”);” and

•                                          The original Letter of Credit instrument.

2.             We engage with Beneficiary that your draft(s) drawn hereunder and in compliance with the terms of this credit will be duly honored by us on delivery of documents as specified, if presented, in person or by generally recognized overnight delivery or courier, at [need to fill in the address for the issuer of the LLC], on or before the one-year anniversary of the date hereof, or any automatically extended date, as herein before set forth.

3.             This unconditional Irrevocable Standby Letter of Credit shall be deemed to be automatically extended, without amendment, for a period of one year from the present or any future expiration date unless we shall notify Beneficiary in writing by registered mail, which notice is received at least thirty (30) days prior to such expiration date, that we elect not to consider this Letter of Credit renewed for any such additional one-year period.

4.             Drafts drawn hereunder must be marked “Drawn under                                                 , Irrevocable Standby Letter of Credit Number              , dated                                 , 2004”.

5.             Beneficiary may make full or multiple partial draws from time to time upon

Exhibit C

1

this Letter of Credit.  Draws may be made either in person or by presentation made by generally recognized delivery or courier service.

6.             Each payment under this Letter of Credit will be made upon presentation of the documents specified herein as set forth above, by wire transfer of immediately available funds in U.S. Dollars to:

Chase Manhattan Bank, N.A.

One Chase Manhattan Plaza

New York, NY 10081

Pfizer Acct # 0361034655

Aba Routing # 021000021

or to any other bank account of which Beneficiary notifies us.  For all purposes of this Letter of Credit, the term “business day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

7.             Applicant shall pay all fees and costs of, or in connection with, this Letter of Credit.

8.             This Letter of Credit cannot be amended, discharged or terminated except by a writing signed by authorized representatives of Beneficiary and the undersigned on or before the Expiration Date.

9.             Please address all communications regarding this Letter of Credit to Beneficiary at 235 East 42nd Street, New York, NY 10017-5755, mentioning specifically our Letter of Credit No.                    .  The address for Beneficiary set forth above may be changed by Beneficiary at any time and from time to time upon ten (10) days prior written notice.

10.           This Letter of Credit may be transferred upon request of Beneficiary to any party, including but not limited to a successor-in-interest to Beneficiary under the Lease, without any action by Applicant.  This Letter of Credit shall survive the termination of the Lease.

11.           Except as otherwise expressly stated herein above, this credit is issued subject to the International Standby Practices 1998.

12.           This Letter of Credit sets forth in full the terms of our undertaking, and such terms shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall not be deemed to incorporate in this Letter of Credit by reference any document, instrument or agreement.

Exhibit C

2

Yours very truly,
Authorized Signature

Exhibit C

3

EXHIBIT D

CONSENT TO SUBLEASE

Master Landlord hereby acknowledges receipt of a copy of this Sublease, and consents to the terms and conditions of this Sublease.  By this consent, Master Landlord shall not be deemed in any way to have entered into the Sublease or to have consented to any further assignment or sublease.

MASTER LANDLORD
LNR Seaview, Inc.,
a California corporation

By:
Name:
Its:
Dated:

Exhibit D

1